SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 10, 2008
ALLIANCE BANCSHARES CALIFORNIA
(Exact Name of Registrant as Specified in its Charter)

California	000-33455	91-2124567
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)
100 Corporate Pointe
Culver City, CA 90230
(Address of Principal Executive Offices)
(310) 410-9281
(Registrant’s Telephone Number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Consent to FDIC/DFI Cease and Desist Order
     On October 10, 2008, Alliance Bank (the “Bank”), a wholly owned subsidiary of Alliance Bancshares California (the “Company”), entered into a Stipulation and Consent (the “Consent”) to the issuance of an Order to Cease and Desist (the “Order”) by the Federal Deposit Insurance Corporation (the “FDIC”) and the California Department of Financial Institutions (the “DFI”). Pursuant to such Consent, the FDIC and the DFI jointly issued the Order on October 15, 2008.
     The Order requires the Bank and its “institution-affiliated parties,” as defined under FDIC regulations, to, among other things:
•	submit and implement a comprehensive capital plan, acceptable to the FDIC and DFI, to increase the Bank’s Tier 1 capital by not less than $30,000,000 by December 12, 2008, and to remain “well capitalized” during the life of the Order, through the issuance and sale of securities or a merger with another entity;

•	maintain an adequate allowance for loan and lease losses, and submit and implement a comprehensive policy for determining and periodically reviewing the adequacy of such allowance;

•	submit and implement written plans, acceptable to the FDIC and DFI, for the reduction and collection of classified assets and delinquent loans, and the prudent diversification of the Bank’s loan portfolio;

•	submit and implement a comprehensive budget, a profit plan, and a three-year strategic plan acceptable to the FDIC and DFI;

•	maintain sufficient liquidity to meet obligations as they become due and submit and implement a written liquidity and funds management policy, acceptable to the FDIC and DFI, which will reduce the Bank’s reliance upon money desk and brokered deposits;

•	give the DFI and FDIC at least 30 days’ prior notice before appointing any new director or senior executive officer and not make the appointment if disapproved by the FDIC or DFI; and

•	obtain FDIC approval prior to declaring or paying cash dividends, making capital distributions or engaging in any new lines of business.
     The Order specifies certain time frames for meeting these requirements, and the Bank must furnish periodic progress reports to the FDIC and DFI regarding its compliance with the Order. The Order will remain in effect until modified or terminated by the FDIC and the DFI. The FDIC and DFI did not impose or recommend any monetary penalties.
FRB Agreement
     On October 10, 2008, the Company entered into a written agreement (the “FRB Agreement”) with the Federal Reserve Bank of San Francisco (the “FRB”). Under the FRB Agreement, the Company must, among other things:
•	obtain written approval from the FRB prior to:

○	declaring or paying any dividends;

○	taking any dividends or other form of payment from the Bank representing a reduction in the Bank’s capital;

○	making any distribution of interest, principal, or other sums on subordinated debentures or trust preferred securities;

○	incurring, increasing, or guaranteeing any debt; or

○	purchasing or redeeming any shares of its stock;
•	no later than December 9, 2008, submit to the FRB for approval a capital plan to maintain sufficient capital at the Company on a consolidated basis, and the Bank, as a separate legal entity, on a stand-alone basis;

•	comply with Section 32 of the Federal Deposit Insurance Act and the FDIC regulations thereunder in connection with appointing any new director or senior executive officer; and

•	comply with the restrictions on indemnification and severance payments under Section 18(k) of the Federal Deposit Insurance Act and the FDIC regulations thereunder.
     The Company must furnish periodic progress reports to the FRB regarding its compliance with the FRB Agreement. The FRB Agreement will remain in effect until modified or terminated by the FRB.
     As required by the FRB Agreement, the Company has notified the trustees for its trust preferred securities associated with each of its three subordinated subsidiaries, Alliance Bancshares California Capital Trust I, II, and III, that it will be electing to exercise its right to defer interest payments on the floating rate junior subordinated debt securities due 2032, 2034, and 2036 (the “Trust Debentures”). Under the terms of the Trust Debentures, the Company may defer interest payments for up to 20 consecutive quarters. During the period when interest payments are being deferred, interest continues to accrue at an annual rate equal to the interest in effect for such period and must be paid at the end of the deferral period. Until the Company resumes making interest payments, the Trust Debentures prohibit the Company from (i) declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, (ii) making any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu or junior to the Trust Debentures; or (iii) making any payment under any guarantees that rank pari passu or junior to the guarantee on the Trust Debentures.
General
     Neither the Company nor the Bank admitted any wrongdoing in entering into the Consent or the FRB Agreement. The Company and the Bank are actively responding to the concerns raised by the FDIC, DFI and FRB, and expect to continue to serve their customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions.
     The descriptions of the Consent, the Order and the FRB Agreement set forth in this Item 1.01 are qualified in their entirety by reference to the Order, a copy of which is attached as Exhibit 10.1 hereto, and the FRB Agreement which is attached as Exhibit 10.2 hereto, and is incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Exhibits
(c)	Exhibits.

Exhibit No.	Description

10.1	Stipulation and Consent to the Issuance of an Order to Cease and Desist dated October 10, 2008; FDIC and DFI Order to Cease and Desist, issued October 15, 2008

10.2	Written Agreement between Alliance Bancshares California and the Federal Reserve Bank of San Francisco, dated October 10, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 17, 2008	ALLIANCE BANCSHARES CALIFORNIA
	By:	/s/ Daniel L. Erickson
Daniel L. Erickson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stipulation and Consent to the Issuance of an Order to Cease and Desist dated October 10, 2008; FDIC and DFI Order to Cease and Desist, issued October 15, 2008

10.2	Written Agreement between Alliance Bancshares California and the Federal Reserve Bank of San Francisco, dated October 10, 2008